Exhibit 4.7

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE STOCK

Issuer: Vapotherm, Inc., a Delaware corporation (the “Company”)

Number of Shares: 60,000, as the same may be from time to time adjusted pursuant to Article 2 hereof.

Class of Stock: Series A Preferred Stock

Exercise Price: $1.00 per share, as the same may be from time to time adjusted pursuant to Article 2 hereof.

Issue Date: September 27, 2013

Expiration Date: September 27, 2020

THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1.00 and for other good and valuable consideration, BRIDGE BANK, NATIONAL ASSOCIATION (“Holder”) is entitled to purchase the number of fully paid and nonassessable Shares of the Company at the Exercise Price per Share set forth above, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1    EXERCISE.

1.1    Method of Exercise. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. Holder may exercise this Warrant by surrendering this Warrant and delivering a duly executed Notice of Exercise, in substantially the form attached as Appendix 1, to the principal office of Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to Company a check for the aggregate Exercise Price for Shares being purchased.

1.2    Conversion Right. In lieu of exercising this Warrant as specified in Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Exercise Price of such Shares by (b) the fair market value of one Share. The fair market value of Shares shall be determined pursuant to Section 1.3.

1.3    Fair Market Value. If the Shares are traded in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not traded in a public market, the Board of Directors of Company shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is greater than that determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by Company. In all other circumstances, such fees and expenses shall be paid by Holder.

1.4    Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant, and if applicable, Company receives payment of the aggregate Exercise Price for Shares being purchased, Company shall deliver to Holder certificates for Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing Shares not so acquired.

1.5    Replacement of Warrants. On receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to Company or, in the case of mutilation, on surrender and cancellation of this Warrant, Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6    Repurchase on Sale, Merger, or Consolidation of Company. For the purpose of this Warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets of Company, or any reorganization, consolidation, or merger of Company where the holders of Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction. Upon the closing of any Acquisition, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing, and the Exercise Price and/or number of Shares shall be adjusted accordingly; provided that if pursuant to such Acquisition the entire outstanding class of Shares issuable upon exercise of the unexercised portion of this Warrant are cancelled and the total consideration payable to the holders of such class of Shares consists entirely of cash, then, upon payment to the holder of this Warrant of an amount equal to the amount such holder would receive if such holder held Shares issuable upon exercise of the unexercised portion of this Warrant and such Shares were outstanding on the record date for the Acquisition less the aggregate Exercise Price of such Shares, this Warrant shall be cancelled.

1.7    Certain Agreements. Holder shall, if the Company so requests in writing, become a party to, by execution and delivery to the Company of a counterpart signature page, joinder agreement, instrument of accession or similar instrument, the Company’s Stockholders Agreement (as defined below), as a Stockholder party thereunder and that certain Registration Rights Agreement (as defined below) as an Investor Stockholder party thereto solely to the extent each such agreement is then by its terms in force and effect.

ARTICLE 2    ADJUSTMENTS.

2.1    Stock Dividends, Splits, Etc. If Company declares or pays a dividend on its common stock (or Shares if Shares are securities other than common stock) payable in common stock or other securities, subdivides the outstanding common stock into a greater amount of common stock, or, if Shares are securities other than common stock, subdivides Shares in a transaction that increases the amount of common stock into which Shares are convertible, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned Shares of record as of the date the dividend or subdivision occurred.

2.2    Reclassification, Recapitalization, Exchange or Substitution. Except in the case of an Acquisition to which Section 1.6 is applicable, upon any reclassification, recapitalization, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for Shares if this Warrant had been exercised immediately before such reclassification, recapitalization, exchange, substitution, or other event. Such event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Certificate of Incorporation upon the closing of a registered public offering of the Company’s common stock. Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Exercise Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, recapitalizations, exchanges, substitutions, or other events.

2.3    Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased and the number of Shares as to which this Warrant is exercisable shall be proportionately decreased.

2.4    Adjustments for Diluting Issuances. In the event of the issuance (a “Diluting Issuance”) by Company, after the Issue Date of the Warrant, of any Additional Shares of Common Stock (as defined in the Company’s Certificate of Incorporation) at a price per share less than the then Exercise Price, then the number of shares of common stock issuable upon conversion of the Shares, and the conversion price, shall be adjusted in accordance with those provisions (the “Provisions”) of Company’s Certificate of Incorporation which apply to Diluting Issuances with the same effect as though the shares were outstanding at the time of the diluting issuance. Under no circumstances shall the aggregate Exercise Price payable by Holder upon exercise of the Warrant increase as a result of any adjustment arising from a Diluting Issuance.

2.5    Adjustment for Pay-to-Play Transactions. In the event that the Company’s Certificate of Incorporation provides, or is amended to so provide, for the amendment or modification of the rights, preferences or privileges of the Shares, or the reclassification, conversion or exchange of the outstanding shares of the Class of Stock, in the event that a holder of shares thereof fails to participate in an equity financing transaction (a “Pay-to-Play Provision”), and in the event that such Pay-to-Play Provision becomes operative in a transaction occurring after the date hereof, this Warrant shall automatically and without any action required become exercisable for that number and type of shares of equity securities as would have been issued or exchanged, or would have remained outstanding, in respect of the Shares issuable hereunder had this Warrant been exercised in full prior to such event, and had the Holder participated in the equity financing to the maximum extent permitted.

2.6    No Impairment. Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment. If Company takes any dilutive action affecting Shares or its common stock other than as described above that adversely affects Holder’s rights under this Warrant, the Exercise Price shall be adjusted downward and the number of Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that such dilutive action is offset and the aggregate Exercise Price of this Warrant is unchanged.

2.7    Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.8    Certificate as to Adjustments. Upon each adjustment of the Exercise Price, Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. Company shall, upon written request, furnish Holder a certificate setting forth the Exercise Price in effect upon the date thereof and the series of adjustments leading to such Exercise Price.

ARTICLE 3    REPRESENTATIONS, WARRANTIES AND COVENANTS OF COMPANY.

3.1    Representations and Warranties. The Company hereby represents and warrants to the Holder as follows:

(a)    The initial Exercise Price referenced on the first page of this Warrant is not greater than the lowest price per share paid by any purchaser of the Company’s Series A Preferred Stock prior to the date of this Warrant.

(b)    All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c)    The Company’s capitalization table attached to this Warrant as Appendix 2 is true and complete as of the Issue Date.

3.2    Valid Issuance. Company shall take all steps necessary to insure that all Shares which may be issued upon the exercise of this Warrant, and all securities, if any, issuable upon conversion of Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws and as otherwise contemplated by the Sixth Amended and Restated Stockholders’ Agreement,

amended as of April 12, 2013, by and among the Company and the stockholders identified therein, as from time to time in effect (the “Stockholders Agreement,” a true copy of which as in effect on the date hereof has been furnished by the Company to Holder).

3.3    Notice of Certain Events. If Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of common stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company’s securities for cash, then, in connection with each such event, Company shall give Holder (1) in the case of the matters referred to in (a) and (b) above at least 15 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 15 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

3.4    Information. So long as the Holder holds this Warrant and/or any of the Shares, Company shall deliver to Holder (a) promptly, copies of all notices or other written communications to which Holder would be entitled if it held Shares as to which this Warrant was then exercisable and (b) such other financial statements required under and in accordance with any loan documents between Holder and Company, or if there are no such requirements ~~[~~or if the subject loan(s) are no longer outstanding, upon receipt of Holder’s good faith written request that it requires Company financial information for regulatory or accounting valuation purposes, the Company shall provide to Holder its most recent quarterly, unaudited financial statements and its most recent annual audited financial statements.

3.5    Notice of Expiration. Company shall give Holder written notice of Holder’s right to exercise this Warrant in the form attached as Appendix 3 not more than 90 days and not less than 15 days before the Expiration Date and, in the case of an Acquisition to which the proviso of Section 1.6 shall be applicable, 15 days notice of such Acquisition. If the notice is not so given, the Expiration Date shall automatically be extended until 15 days after the date Company delivers the notice to Holder.

3.6    Registration Rights. The common stock issuable upon conversion of Shares, shall have the same “piggyback” registration rights as are set forth in the Fifth Amended and Restated Registration Rights Agreement, dated as of March 14, 2013 between Company and its investors, as from time to time in effect (the “Registration Rights Agreement”, a true copy of which as in effect on the date hereof has been furnished by Company to Holder) and by accepting this Warrant, Holder agrees to be subject to corresponding obligations and restrictions of the holders of “piggyback” registration rights, including the market standoff obligations (of up to 180 days) contained therein. Company agrees that no amendments will be made to the Registration Rights Agreement which would have an adverse impact on Holder’s registration rights thereunder.

Article 4    REPRESENTATIONS AND WARRANTIES.

Holder represents and warrants to the Company with respect to this purchase as follows:

4.1    Evaluation.    Holder has substantial experience in evaluating and investing in private placement transactions of securities of companies similar to the Company so that Holder is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its interests.

4.2    Resale. Except for transfers to an affiliate of Holder, Holder is acquiring this Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. Holder understands that this Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) have not been registered under the Securities Act of 1933, as amended (the “Act”), by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

4.3    Rule 144. Holder acknowledges that this Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available. Holder is aware of the provisions of Rule 144 promulgated under the Act.

4.4    Accredited Investor. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5    Opportunity To Discuss. Holder has had an opportunity to discuss the Company’s business, management and financial affairs with its management and an opportunity to review the Company’s facilities. Holder understands that such discussions, as well as the written information issued by the Company, were intended to describe the aspects of Company’s business and prospects which the Company believes to be material but were not necessarily a thorough or exhaustive description.

ARTICLE 5    MISCELLANEOUS.

5.1    Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

5.2    Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to Company, as reasonably requested by Company). Company shall not require Bridge Bank (“Bank”) to provide an opinion of counsel if the transfer is to Bank’s parent company, Bridge Capital Holdings, or any other affiliate of Bank, or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

5.3    Transfer Procedure. After receipt by Holder of the executed Warrant, Bank will transfer all of this Warrant to Bank’s parent company, Bridge Capital Holdings, by execution of an Assignment substantially in the form of Appendix 4. Subject to the provisions of Article 4.3 and upon providing Company with written notice, Bridge Capital Holdings and any subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the Shares issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, Bridge Capital Holdings or any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).

5.4    Notices. All notices and other communications from Company to Holder, or vice versa, shall be in writing and shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, or by overnight courier, at such address as may have been furnished to Company or Holder, as the case may be, in writing by Company or such Holder from time to time.

5.5    Shareholder Rights. Except as expressly provided herein, this Warrant does not entitle Holder to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof. Holder agrees to execute a joinder to the Stockholders Agreement upon any exercise of this Warrant (if such Stockholders Agreement is still in effect at that time).

5.6    Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7    Attorneys Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8    Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Company has caused this Warrant to be duly executed by its authorized officers, all as of the day and year first above written.

COMPANY

VAPOTHERM, INC.

By	/s/ Joseph Army
Name:	Joseph Army
Title:	President & CEO

HOLDER

BRIDGE BANK, NATIONAL ASSOCIATION

By	/s/ Christian Perkins
Name:	Christian Perkins
Title:	SVP

APPENDIX 1

Notice of Exercise

[Strike paragraph that does not apply.]

1.    The undersigned hereby elects to purchase                  shares of the Common/Series                      Preferred [strike one] Stock of Vapotherm, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

1.    The undersigned hereby elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant. This conversion is exercised with respect to                      of the Shares covered by the Warrant.

2.    Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Name:

Address:

3.

The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws. By its execution below, Holder hereby restates each of the representations and warranties in Article 4 of this Warrant as of the date hereof.

(Signature)

(Date)

APPENDIX 2

Capitalization Table

	With Additional Close
	Authorized	Issued	Reserved
Series A Preferred Stock
Prior to close A-F	3,471,237	3,468,196	3,041
Bridge bank warrants	78,354	—	78,354

Subtotal prior to closing	3,549,591	3,468,196	81,395
New investors	7,000,000	7,000,000	—
Existing investors	9,000,000	9,000,000	—
Bridge notes & interest conversion	11,168,885	11,168,885	—
Bridge warrants	2,080,004	—	2,080,004

Subtotal post closing	32,798,480	30,637,081	2,161,399
Second closing	3,000,000	3,000,000	—
Grant / Storey	417,894	—	417,894
Line of Credit Backtop warrants	315,654	—	315,654
State of Maryland	95,160	—	95,160
Miscellaneous	18,812		18,812

Subotal	36,646,000	33,637,081	3,008,919
Common Stock
Outstanding	67,778	67,778	—
Granted options	286,810	—	286,810

Subtotal prior to closing	354,588	67,778	286,810
Reserved	6,379,412	—	6,379,412
Conversion of preferred	36,646,000	—	36,646,000

Total	43,380,000	67,778	43,312,222

APPENDIX 3

Notice that Warrant Is About to Expire

[Insert Date of Notice]

To:	Bridge Bank, National Association
Attn: Note Department
55 Almaden Boulevard
San Jose, California 95113

The Warrant issued to you described below will expire on December 27, 2020.

Issuer: Vapotherm, Inc.

Issue Date: September 27, 2013

Class of Security Issuable:

Exercise Price per Share:

Number of Shares Issuable:

Procedure for Exercise:

Please contact                      at (        )     -         with any questions you may have concerning exercise of the Warrant. This is your only notice of pending expiration.

Vapotherm, Inc.

By:
Its:

APPENDIX 4

Assignment

For value received, Bridge Bank, National Association hereby sells, assigns and transfers unto:

Name:	Bridge Capital Holdings
Address:	55 Almaden Boulevard
San Jose, California 95113
Tax ID:

that certain Warrant to Purchase Stock issued by Vapotherm, Inc. (the “Company”), on September 27, 2013 (the “Warrant”) together with all rights, title and interest therein.

BRIDGE BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Date:

By its execution below, and for the benefit of the Company, Bridge Capital Holdings and agrees to all other provisions of the Warrant as of the date hereof.

BRIDGE CAPITAL HOLDINGS

By:
Name:
Title: